Exhibit 99.1

May 14, 2003

FOR IMMEDIATE RELEASE

PLIANT CORPORATION TO OFFER $250 MILLION OF SENIOR SECURED NOTES

SCHAUMBURG, IL– Pliant Corporation (“Pliant”) announced today that it intends to offer $250 million aggregate principal amount of Senior Secured Notes Due 2009 (the “Notes”). The net proceeds from the offering of the Notes are intended to be used to repay borrowings under Pliant’s credit facilities, which are expected to be amended effective upon consummation of the offering. The execution of such amendment is a condition to the offering of the Notes.

The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. There are a number of risks and uncertainties that could cause our actual results to differ materially from our estimates. These risks include, but are not limited to: general economic and business conditions, particularly a continuing economic downturn; industry trends; increases in our leverage; interest rate increases; changes in our ownership structure; raw material costs, availability and terms, particularly resin; competition; the loss of any of our significant customers; changes in the demand for our products; new technologies; the availability and associated cost of insurance coverage; changes in distribution channels or competitive conditions in the markets or countries in which we operate; costs of integrating any recent or future acquisitions; loss of our intellectual property rights; foreign currency fluctuations and devaluations and political instability in our foreign markets; changes in our business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. These risks and certain other uncertainties are discussed in more detail in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Registration Statement on Form S-4 (file no. 333-86532), as amended. In addition, difficulties or delays in consummating the sale of the Notes, the proceeds of which will be used to repay borrowings under the credit agreement, as well as other difficulties in effecting such repayment of borrowings or amending the credit agreement, could cause Pliant’s results to differ materially from current expectations.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 26 manufacturing and research and development facilities around the world and employs approximately 3,250 people.

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CONTACTS:

John C. McCurdy

Director of Corporate Communications

Voice: 330.896.6732

Fax: 330.896.6733

E-mail: john.mccurdy@pliantcorp.com

Brian Johnson

EVP and Chief Financial Officer

Voice: 847.969.3319

E-mail: brian.johnson@pliantcorp.com

Company web Site: www.pliantcorp.com